Lake Shore Bancorp, Inc. Announces

2023 Third Quarter Financial Results

DUNKIRK, N.Y. — October 26, 2023 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.6 million, or $0.27 per diluted share, for the 2023 third quarter compared to net income of $1.8 million, or $0.30 per diluted share, for the 2022 third quarter. For the first nine months of 2023, the Company reported unaudited net income of $4.1 million, or $0.69 per diluted share, as compared to $4.5 million, or $0.77 per diluted share, for the first nine months of 2022.

“Lake Shore delivered solid results for the third quarter despite significant expenses related to our efforts to remediate previously disclosed regulatory matters,” stated Kim Liddell, President, CEO, and Director. “We continue to look for opportunities to effectively manage expense and improve results for our shareholders. Deposit competition remains fierce and continues to be at the forefront of our focus.”

2023 Third Quarter and Year-to-Date Financial Highlights:

•
Net income decreased to $1.6 million during the 2023 third quarter, a decrease of $200,000, or 11.3%, when compared to the 2022 third quarter. Net income during the three months ended September 30, 2023 was negatively impacted by an increase in non-interest expenses from an increase in salaries and benefits and FDIC insurance, partially offset by an increase in net interest income after (credit) provision for credit losses;
•
Net income decreased to $4.1 million during the first nine months of 2023, a decrease of $0.4 million, or 9.9%, when compared to the first nine months of 2022. Net income during the nine months ended September 30, 2023 was negatively impacted by an increase in non-interest expenses associated with remediation activities related to regulatory matters, an increase in salaries and benefits, and a decrease in non-interest income, partially offset by an increase in net interest income after (credit) provision for credit losses;
•
Net interest income decreased $50,000, or 0.8%, to $6.3 million during the 2023 third quarter as compared to the 2022 third quarter, primarily due to an increase in the average interest rate paid on interest-bearing liabilities when compared to the prior year period, partially offset by an increase in the average yield earned on interest-earning assets;
•
Net interest income increased $1.0 million, or 5.7%, to $18.8 million during the first nine months of 2023 as compared to $17.8 million during the first nine months of 2022, primarily due to an increase in the average yield earned on interest-earning assets and an increase in the average balance of interest-earning assets since September 30, 2022, partially offset by an increase in the average rate paid on interest-bearing liabilities;
•
Average loan yield increased 88 basis points for the three months ended September 30, 2023 when compared to the three months ended September 30, 2022, due to an increase in market rates;

•
Total deposits increased by $14.0 million, or 2.5% since December 31, 2022. At September 30, 2023 and December 31, 2022, the Company’s percentage of uninsured deposits to total deposits was 12.4% and 16.6%, respectively;
•
Net interest margin and interest rate spread was 3.74% and 3.32%, respectively, for the 2023 third quarter as compared to 3.92% and 3.81%, respectively, for the 2022 third quarter; and
•
Net interest margin and interest rate spread was 3.72% and 3.36%, respectively for the first nine months of 2023 as compared to 3.67% and 3.58%, respectively, for the first nine months of 2022.

Net Interest Income

2023 third quarter net interest income decreased $50,000, or 0.8%, to $6.3 million from the 2022 third quarter. Net interest income for the first nine months of 2023 increased $1.0 million, or 5.7%, to $18.8 million as compared to $17.8 million for the first nine months of 2022.

Interest income for the 2023 third quarter was $8.7 million, an increase of $1.8 million, or 26.1%, compared to $6.9 million for the 2022 third quarter. The increase was primarily due to a 91 basis points increase in the average yield on interest-earning assets due to an increase in market interest rates. The increase was also due to a $25.3 million, or 3.9%, increase in the average balance of interest earning assets since September 30, 2022. During the third quarter of 2023 as compared to the same period in 2022, there was a $1.4 million increase in interest earned on loans due to an 88 basis points increase in the average yield earned on loans along with an increase in the average loans balance of $12.7 million, or 2.3%.

Interest income for the first nine months of 2023 was $25.1 million, an increase of $5.9 million, or 30.4%, compared to $19.3 million for the first nine months of 2022. The increase was primarily due to a 100 basis points increase in the average yield on interest-earning assets due to an increase in market interest rates. The increase was also due to a $27.7 million, or 4.3%, increase in the average balance of interest earning assets since September 30, 2022. During the first nine months of 2023 as compared to the same period in 2022, there was a $4.8 million increase in interest earned on loans due to an 88 basis points increase in the average yield earned on loans along with an increase in the average loans balance of $32.2 million, or 6.0%.

2023 third quarter interest expense was $2.4 million, an increase of $1.9 million, or 323.4%, from $573,000 for the 2022 third quarter. The increase in interest expense was primarily due to a 140 basis points increase in average interest paid on interest-bearing liabilities and a $26.4 million increase in average interest-bearing liabilities. During the third quarter of 2023 as compared to the same period in 2022, there was a $1.4 million increase in interest paid on time deposit accounts due to a 230 basis points increase in the average interest rate paid on time deposits along with an increase in average time deposit balances of $75.8 million, or 54.8%. The increase in the average rate paid on deposit accounts was primarily due to the increase in market interest rates since September 30, 2022. Average deposit balances were $483.8 million, a 3.2% increase during the 2023 third quarter, resulting from an increase in time deposits and brokered deposits since September 30, 2022. During the 2023 third quarter, interest expense on borrowed funds and other interest-bearing liabilities increased by $168,000, or 109.1%, compared to the 2022 third quarter, primarily due to a $11.4 million increase in average borrowings outstanding.

Interest expense for the first nine months of 2023 was $6.3 million, an increase of $4.9 million, or 325.1%, from $1.5 million for the first nine months of 2022. The increase in interest expense was primarily due to a 121 basis points increase in average interest paid on interest-bearing liabilities and a $28.8 million increase in average interest-bearing liabilities. During the first nine months of 2023, there was a $3.4 million increase in interest paid on time deposit accounts due to a 201 basis points increase in the average interest rate paid on time deposits along with an increase in average time deposit balances of $68.7 million, or 51.0%. The increase in the average rate paid on deposit accounts was primarily due to the increase in market interest rates since September 30, 2022. Average deposit balances were $487.1 million, a 2.7% increase during the first nine months of 2023, resulting from an increase in time deposits and brokered deposits since September 30, 2022. During the first nine months of 2023, interest expense on borrowed funds and other interest-bearing liabilities increased by $613,000, or 154.4%, compared to the first nine months of 2022, primarily due to a $15.8 million increase in average borrowings outstanding.

Non-Interest Income

Non-interest income was $605,000 for the 2023 third quarter, a decrease of $63,000, or 9.4%, as compared to the 2022 third quarter. The decrease was primarily due to a $91,000 decrease in unrealized gains on interest rate swap products as a result of their unwind in the second quarter of 2023, and a $21,000 decrease in service charges and fees, partially offset by a $48,000 increase in earnings on bank-owned life insurance.

Non-interest income was $1.7 million for the first nine months of 2023, a decrease of $408,000, or 19.2%, as compared to the first nine months of 2022. The decrease was primarily due to a $402,000 net decrease in unrealized gains on interest rate swap products as a result of market interest rate movements, a $52,000 loss on the sale of securities in the current period to reposition the Bank’s balance sheet, and a $42,000 decrease in service charges and fees. These decreases were partially offset by a $66,000 increase in earnings on bank owned life insurance and a $18,000 decrease in loss on sale of loans when compared to the first nine months of 2022.

Non-Interest Expense

Non-interest expense was $5.2 million for the 2023 third quarter, an increase of $326,000, or 6.7%, as compared to $4.9 million for the 2022 third quarter. Salary and employee benefits expense increased $269,000, or 10.7%, during the third quarter of 2023 primarily due to the addition of staffing resources, annual salary increases, an increase in the cost to attract and retain employees in our market area, and an increase in employee benefits. FDIC insurance expense increased by $249,000, or 541.3%, when compared to the prior year due to an increase in premium assessments. Data processing costs increased $29,000, or 7.2%, primarily due to an increase in costs related to core system maintenance and enhancements to existing IT security protocols. Professional services expense decreased by $173,000, or 30.8%, primarily due to a decrease in consulting costs during the 2023 third quarter associated with remediation activities related to regulatory matters as compared to the third quarter of 2022.

Non-interest expense was $16.6 million for the first nine months of 2023, an increase of $2.6 million, or 18.8%, as compared to $14.0 million for the first nine months of 2022. Salary and employee benefits expense increased $992,000, or 13.5%, during the first nine months of 2023 primarily due to the addition of staffing resources, annual salary increases, an increase in the cost to attract and retain employees in our market area, and an increase in employee benefits. Professional services expense increased by $891,000, or 74.5%, primarily due to an increase in legal, auditing services, regulatory assessments, and consulting costs during the first nine months of 2023 associated with remediation activities related to regulatory matters. FDIC insurance expense increased by $688,000, or 498.6%, during the first nine months of 2023 due to an increase in premium assessments. Data processing costs increased $190,000, or 17.4%, during the first nine months of 2023 primarily due to an increase in costs related to core system maintenance and enhancements to existing IT security protocols. Advertising expense increased $58,000, or 12.7%, primarily due to an increase in marketing costs during the first nine months of 2023. The increases were partially offset by a decrease in other costs of $144,000, or 11.2%, primarily due to a one-time, insurance-related expense being recorded in the first nine months of 2022.

Credit Quality

The Company adopted the Current Expected Credit Losses (“CECL”) methodology to record expected credit losses on our loan portfolio effective January 1, 2023. The adoption of CECL under current accounting guidance resulted in a pre-tax increase to the allowance for credit losses on loans of $282,000 and an increase to the allowance for credit losses on unfunded commitments of $633,000, with an offset to the Company’s retained earnings. The Company is utilizing the vintage model to estimate its allowance for credit losses on loans and unfunded commitments. During the three months ended September 30, 2023, the Company recorded a $199,000 credit to the provision for credit losses on loans and unfunded commitments primarily due to a decrease in the balance of the loan portfolio and a decrease in loan commitments during the three months ended September 30, 2023. During the nine months ended September 30, 2023, the Company recorded a $1.0 million credit to the provision for credit losses on loans and unfunded commitments primarily due to a change in qualitative factors from January 1, 2023 and a decrease in the loan portfolio and unfunded commitments.

The provision for loan losses was $0 for the three months ended September 30, 2022 and $500,000 for the nine months ended September 30, 2022.

Non-performing assets as a percent of total assets increased to 0.51% at September 30, 2023 as compared to 0.43% at December 31, 2022, primarily due to one commercial relationship comprised of two loans which were moved to non-accrual status during the quarter. The Company’s allowance for credit losses as a percent of total loans was 1.18%, at September 30, 2023 and 1.23% at December 31, 2022.

Balance Sheet Summary

Total assets at September 30, 2023 were $713.6 million, a $13.6 million increase, or 2.0%, as compared to $699.9 million at December 31, 2022. Cash and cash equivalents increased by $36.4 million, or 377.5%, from $9.6 million at December 31, 2022 to $46.0 million at September 30, 2023. The increase was primarily due to an increase in total deposits, a decrease in securities available-for-sale and loans receivable, and an increase in long-term borrowings. Securities available for sale were $58.0 million at September 30, 2023 as compared to $73.0 million at December 31, 2022 primarily as the result of the sale of $8.5 million of securities during the nine months ended September 30, 2023. Loans receivable, net at September 30, 2023 and December 31, 2022 were $564.8 million and $573.5 million, respectively. Total deposits at September 30, 2023 were $584.2 million, an increase of $14.0 million, or 2.5%, compared to $570.1 million at December 31, 2022. Total borrowings decreased to $36.5 million at September 30, 2023, a decrease of $1.1 million, or 2.9% as compared to $37.5 million as of December 31, 2022.

Stockholders’ equity at September 30, 2023 was $81.9 million, a $673,000 increase, or 0.8%, as compared to $81.2 million at December 31, 2022. The increase in stockholders’ equity was primarily attributed to $4.1 million in net income earned during the first nine months of 2023 partially offset by a $2.7 million unrealized mark-to-market loss on the available-for-sale securities portfolio recognized in other comprehensive income.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, compliance with the Bank’s Consent Order and an Individual Minimum Capital Requirement both issued by the Office of the Comptroller of the Currency, compliance with the Written Agreement with the Federal Reserve Bank of Philadelphia, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, unanticipated changes in our liquidity position, climate change, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Taylor M. Gilden

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1065

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2023	2022
	(Unaudited)
	(Dollars in thousands)

Total assets	$713,563	$699,914
Cash and cash equivalents	45,999	9,633
Securities available for sale	57,952	73,047
Loans receivable, net	564,848	573,537
Deposits	584,158	570,119
Short-term borrowings	—	12,596
Long-term debt	36,450	24,950
Stockholders’ equity	81,857	81,184

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$8,721	$6,918	$25,142	$19,283
Interest expense	2,426	573	6,342	1,492
Net interest income	6,295	6,345	18,800	17,791
(Credit) provision for credit losses	(199)	-	(1,011)	500
Net interest income after (credit) provision for credit losses	6,494	6,345	19,811	17,291
Total non-interest income	605	668	1,712	2,120
Total non-interest expense	5,196	4,870	16,614	13,979
Income before income taxes	1,903	2,143	4,909	5,432
Income tax expense	332	372	838	916
Net income	$1,571	$1,771	$4,071	$4,516
Basic and diluted earnings per share	$0.27	$0.30	$0.69	$0.77
Dividends declared per share	$-	$0.18	$-	$0.50

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)

Return on average assets	0.87%	1.02%	0.75%	0.86%
Return on average equity	7.48%	8.62%	6.50%	7.19%
Average interest-earning assets to average interest-bearing liabilities	129.32%	131.10%	128.10%	129.95%
Interest rate spread	3.32%	3.81%	3.36%	3.58%
Net interest margin	3.74%	3.92%	3.72%	3.67%

	September 30,	December 31,
	2023	2022
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.62%	0.51%
Non-performing assets as a percent of total assets	0.51%	0.43%
Allowance for credit losses as a percent of net loans	1.18%	1.23%
Allowance for credit losses as a percent of non-performing loans	188.32%	240.96%

	September 30,	December 31,
	2023	2022
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,690,776	5,705,225
Treasury stock, number of shares held	1,145,738	1,131,289
Book value per share	$14.38	$14.23